Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Fourth Quarter and Full-Year 2022 Earnings Teleconference

February 23, 2023, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

I am pleased to report that Edison International’s core EPS for 2022 was $4.63, which was in the upper end of our initial guidance range. Today, we are introducing 2023 EPS guidance of $4.55 to $4.85 and reinforcing our strong confidence in delivering our long-term EPS growth target of 5 to 7% from 2021 through 2025. Maria will discuss our financial performance and outlook.

Let’s start with our key accomplishments in 2022, noted on page 3. First, we once again delivered on our annual EPS guidance. Second, SCE continued to make tremendous progress in reducing wildfire risk and PSPS. SCE successfully executed its wildfire mitigation plan and updated the key statistic shown on page 5: SCE now estimates it has reduced the probability of losses from catastrophic wildfires by 75 to 80% compared to pre-2018 levels, and critically with much lower reliance on PSPS — now only 15% — as hardening and other mitigations continue, as depicted on page 6. Despite this strong operational and financial performance, market sentiment impacted our total shareholder return. Our TSR for 2022 trailed that of the Philadelphia Utility Sector Index and most of our peers. As shareholders ourselves, our leadership team and I are deeply committed to achieving our financial targets while strengthening SCE’s ability to deliver safe, reliable, affordable, and increasingly clean electricity.

Diving deeper into SCE’s tremendous progress in wildfire mitigation, despite challenging weather conditions and some fires in our service area last year, 2022 marks the fourth consecutive year without a catastrophic wildfire associated with SCE’s infrastructure. Key achievements in 2022 included deploying about 1,400 circuit miles of covered conductor, bringing total installations to around 4,400 circuit miles. To put this in perspective, this is nearly the round-trip distance from Los Angeles to Washington, DC. I am extremely proud of SCE’s ongoing execution of grid hardening activities, which have made our communities safer. The utility is targeting up to another 1,200 miles of covered conductor in 2023. By year-end, approximately 74% of total distribution lines in high fire risk areas, or HFRA — including the 7,000 miles already underground — are expected to be hardened. This is a significant achievement and is summarized on page 7. SCE completed its one millionth high fire risk inspection since 2019, which is like visiting every structure in HFRA at least three times. The utility continued to build out its network of weather stations, and now, with more than 1,600 in total, SCE has the largest privately-owned weather station network in the country, providing a granular view of weather-related risk to inform operations. A key result is that total acres burned from ignitions on hardened sections of our grid are 99% smaller than those in areas not yet hardened.

SCE’s approach to reducing wildfire risk is differentiated by the speed of its infrastructure hardening and by reducing reliance on measures that affect customer reliability, like PSPS, for example by prioritizing hardening circuits at risk of power shutoffs. By the end of the 2023 through 2025 wildfire mitigation plan, SCE will have hardened about 7,700 miles of its overhead distribution system and scaled innovative pilots, such as Early Fault Detection. We look forward to SCE’s continued success in reducing the greatest amount of wildfire risk in the shortest amount of time.

Turning to the 2017 and 2018 Wildfire and Mudslide Events outlined on page 8, in the fourth quarter, SCE paid about $280 million in claims settlements. SCE now targets filing the TKM cost recovery application in the third quarter of 2023. Let me emphasize that SCE will seek full CPUC cost recovery, excluding amounts foregone under the agreement with the Safety Enforcement Division or already recovered. SCE will show its strong, compelling case that it operated its system prudently and that it is in the public interest to authorize full cost recovery. The utility currently expects to request about $2 billion in this first application. Our financial assumptions for 2025 and beyond do not factor in any potential upside from the cost recovery applications, which would represent substantial value.

Looking ahead, I want to highlight key management focus areas for 2023; these are laid out on page 9. First and foremost, safety is foundational to our values and success, and we are targeting reducing the rates of employee injuries by 15%. Tragically, a utility troubleman, Johnny Kinkade, died from a work-related injury last month, and 1,200 of us joined his loved ones at his memorial service last week; this was our first employee work-related fatality in 5 ½ years and it redoubled our team’s resolve to make it our last. SCE’s unwavering commitment to keeping our communities safe through wildfire mitigation continues. The utility plans to keep its pace of about 100 miles per month of covered conductor, reaching a total of 5,600 miles by year-end. Again, filing the first cost recovery application for the historical wildfires is a front-and-center focus area for us. On the regulatory front, SCE looks forward to its upcoming 2025 GRC application and will monitor the cost of capital mechanism, which could result in significant upside to 2024 earnings should it trigger. On the financial side, we will be focused on achieving our capital expenditure and earnings goals, as well as pursuing upgrades to our credit ratings. We believe this is well-warranted considering the significant wildfire risk reduction by SCE, the state’s strong firefighting capabilities, and supportive California regulation.

Looking toward the future, the support for economywide electrification continues to grow nationally and here in California. We have shared before that we forecast electricity usage growing 60% by 2045— yes, a big six zero. Previously, we projected almost flat annual growth through 2030 followed by a steep trajectory through 2045, but we are now seeing earlier increases with the breadth of legislation, regulations, and codes and standards approved last year. SCE has updated its electricity sales forecast to reflect these significant policy changes and now projects about 2% annual growth from 2023 through 2035. Both transportation and building electrification forecasts have increased significantly, narrowing the gap to our Pathway 2045 analysis. This strong electrification load growth outlook is also consistent with the California Energy Commission’s forecast based on the state’s decarbonization policies, providing a source of external validation. Rapid expansion of electrification sharpens the continued need to make significant investments in SCE’s infrastructure. Over the coming years, SCE will continue to invest in wildfire mitigation and increase its grid work to support California’s leading role in building a carbon-free economy. With growth in electricity demand, this significant grid investment will be spread over a higher volume of sales, supporting affordability overall. SCE’s system average rate is already the lowest among major California IOUs and we expect it will be the lowest for the foreseeable future.

All of this — wildfire risk reduction, cost recovery for historical wildfires, the clean electrification investment opportunity, and our confidence in the 2025 EPS target — makes me excited about our near-term steps and our long-term growth, so I am confident that investors will fully recognize our significant value creation.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

Let me start by highlighting that Edison International’s core EPS of $4.63 for 2022 was in the upper end of our initial guidance range. In my comments today, I will discuss fourth quarter results, our 2023 EPS guidance, and our 2023 financing plan.

Starting with the fourth quarter of 2022, EIX reported core EPS of $1.15. As you can see from the year-over-year quarterly variance analysis shown on page 10, SCE’s fourth quarter earnings increased primarily due to GRC attrition year escalation. This was partially offset by higher depreciation expense and higher net interest expense. The latter was driven by higher interest rates associated with funding 2017 and 2018 wildfire claims payments. At EIX Parent and Other, there was a negative variance of 3 cents, primarily due to higher holding company interest expense.

I would now like to discuss SCE’s capital and rate base forecasts, shown on pages 11 and 12. These are largely consistent with last quarter’s disclosures. I want to emphasize that SCE has significant capital expenditure opportunities driven by investments in the safety and reliability of the grid. We continue to project strong rate base growth of 7 to 9% from 2021 to 2025. The forecast also incorporates SCE’s current view of the requests to be made in the 2025 GRC, and other applications. SCE files its 2025 GRC application and testimony in May and we will update our forecasts and extend them through 2028 before our second quarter earnings call.

Turning to our earnings outlook, we are initiating 2023 core EPS guidance of $4.55 to $4.85. I will cover the components of 2023 guidance in a moment, but first I want to frame our year-over-year EPS growth.

The primary driver is rate base growth, which we expect to be approximately 8.5% in 2023. However, you can see that our guidance range implies relatively flat to modest growth for the year. To help you bridge the difference, page 13 lays out core EPS growth year-over-year. The primary reason for the difference is higher interest expense at both the parent and SCE. Refinancing of debt at the parent and debt for historical wildfire claims payments drive the increase. To put this in perspective, of the gap between 2023 rate base and EPS growth, about 75% can be attributed to SCE’s wildfire settlement-related debt. While SCE is carrying this financing cost until they reach cost recovery resolution, I want to be very clear that the utility expects to seek full CPUC cost recovery of all eligible claims payments, including financing costs.

Please turn to page 14 for 2023 guidance and key earnings drivers. The components of our EPS guidance start with rate base math, which we forecast at $5.68. Let’s next discuss SCE operational variances, which have a net contribution to guidance of 48 to 75 cents per share. The major contributors are shown on the right side of the page. SCE costs excluded from authorized are 71 cents, with the biggest contributor being interest expense on debt for wildfire claims payments. For EIX Parent and Other, we expect a total expense of 87 to 90 cents per share.

I would now like to provide the parent company’s 2023 financing plan. I’ll preface this by saying that regardless of the specific instruments we use, our financing plan is fully reflected in our EPS guidance. Turning to page 15, we project total EIX parent financing needs of $1.4 billion. We expect this to be financed with a combination of securities with $300 to 400 million of equity content and parent debt for the remainder. As a reminder, we issue securities with equity content to support our investment grade credit ratings, which we are firmly committed to maintaining. To achieve our desired level of equity content, we may use a combination of hybrid securities, internal programs, or our existing at-the-market program.

Page 16 provides an update on the CPUC cost of capital mechanism. If the 12-month average of the Moody’s Baa utility bond index exceeds 5.37% at the end of September, the mechanism calls for increasing the ROE by half the difference between the average and 4.37%. Importantly, the mechanism also resets the authorized costs of debt and preferred equity. Through February 16, the measurement period average is around 5.8%. We will be monitoring this over the next seven months and as an aid for understanding the specifics of the mechanism, we have provided a spreadsheet on our Investor Relations website that you can download.

Looking ahead, we are reiterating our 5 to 7% EPS growth rate guidance from 2021 through 2025, which translates to 2025 EPS of $5.50 to $5.90, laid out on page 17. My management team and I are fully committed to delivering on this target. I will note that this EPS target incorporates assumptions to accommodate the higher interest rate environment, but does not include the upside potential associated with the cost of capital mechanism, which adjusts ROE and updates the costs of debt and preferred. To provide you with a sensitivity, if the mechanism does trigger, that would increase the ROE by a minimum of 50 basis points and each 50 basis points of ROE changes 2025 EPS by about 28 cents. Further, our financial assumptions for 2025 do not factor in the potential recovery of historical wildfire costs, which could be substantial.

Lastly, I want to build on Pedro’s earlier point about affordability and highlight yet another action SCE has taken to manage customer rates. Earlier this month, SCE reached a settlement agreement with TURN and Cal Advocates to move to a customer-funded wildfire self-insurance model. This builds on the customer funded self-insurance that was previously authorized in the 2021 GRC. Under the revised structure, SCE will be able to reduce its revenue requirement by an annualized $160 million, further driving down SCE’s system average rate, which is already the lowest among major California IOUs, and we expect it will be the lowest for the foreseeable future.

To conclude, EIX offers double-digit total return potential, consisting of our 5 to 7% EPS growth rate guidance and 4% dividend yield. SCE’s rate base growth is the fundamental driver, as the utility invests in the safety and reliability of the grid, which increases in importance each year as economywide electrification accelerates.